CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122823 on Form S-3 of our reports dated March 8, 2005 relating to the financial statements and financial statement schedule of REGAL-BELOIT Corporation (the “Company”) and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Milwaukee, Wisconsin
March 24, 2005